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                                                                     Exhibit 8.2

May 8, 2002

Boards of Directors
Tier One Corporation
TierOne Bank
13/th/ and N Streets
Lincoln, Nebraska 68508

Boards of Directors:

You have requested the opinion of KPMG LLP ("KPMG") as to the Nebraska, Iowa, and Kansas state income and/or franchise tax and personal income tax consequences of the conversion (the "Conversion") of TierOne Bank (the "Bank"), formerly known as First Federal Lincoln Bank, from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In the Conversion, all of the capital stock of the Bank shall be purchased by TierOne Corporation (the "Company"), a newly organized Wisconsin chartered corporation.

In rendering our opinion, based on the express instructions of the Bank, we are relying on the attached opinion ("Federal Opinion") of Elias, Matz, Tiernan & Herrick L.L.P. ("Special Legal Counsel"), dated April 5, 2002, for all matters regarding federal income tax. In addition, we are relying on the representations made by the Bank and the Company to Special Legal Counsel, as outlined in the Federal Opinion in rendering our opinion. Capitalized terms have the same meaning as in the Federal Opinion unless otherwise stated.

FACTS
-----

The facts as set forth in the Federal Opinion, and as we understand them to be, are as follows. The Bank is a federally chartered mutual savings bank which conducts business from its main office located in Lincoln, Nebraska. At December 31, 2001, the Bank had total assets of $1.6 billion, deposits of $1.1 billion and retained earnings of $121.8 million. The Bank is subject to the jurisdiction of the Office of Thrift Supervision. Additionally, the Bank is subject to regulation by the Federal Deposit Insurance

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Corporation. The Bank is a member of the Savings Association Insurance Fund
("SAIF"). The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank of Topeka ("FHLB"), which is one of the 12 regional banks comprising the FHLB System. The Bank, in both its mutual and stock form, is a corporation for federal income tax reporting purposes and state corporate income and franchise tax purposes.

As a mutual savings bank, the Bank has no capital stock. Each depositor has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based on the balance in his or her deposit account. This ownership interest is tied directly to the depositor's deposit account, and the depositors ordinarily would be unable to realize the value of their ownership, except in the unlikely event that the Bank were to be liquidated. In such event, the depositors would share pro rata in any residual net worth after other claims, including those of depositors for the amount of their deposits, are paid.

The Company is a recently formed Wisconsin corporation, which will acquire all of the to-be-outstanding capital stock of the Bank upon consummation of the Conversion and, thereby, become a holding company. The Company shall purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.

On April 2, 2002, the Board of Directors of the Bank unanimously adopted a Plan of Conversion (the "Plan of Conversion"). The purpose of the Conversion is to enable the Bank to issue and sell shares of its capital stock to the Company and enhance both the equity capital base of the Bank and the Bank's capability to meet the borrowing and other financial needs of the communities it serves. The use of the holding company format will provide greater organizational flexibility and the ability for possible diversification. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock (the "Subscription Rights") have been granted, in order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on December 31, 2000 ("Eligible Account Holders"), (ii) the Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank with account balances of $50.00 more as of the close of business on the to-be established supplemental eligibility record date (as such term is defined in the Plan of Conversion "Supplemental Eligible Account Holders"), (iv) depositors of the Bank as of the close of business on a to be established record date ("Other Members"), and (v) officers, directors and employees of the Bank, subject to the limitations described therein (the "Subscription Offering"). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares for sale in a community offering (the "Community Offering"). If necessary, any Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public, giving preference to persons who reside in the counties in Nebraska, Kansas and Iowa in which the Bank has offices, on a best efforts basis by a selling group of broker-dealers managed in a syndicated community offering (the "Syndicated Community Offering").

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Special Legal Counsel noted that the Subscription Rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering, with the price to be paid for the Common Stock being equal to the value determined by an independent appraiser. Special Legal Counsel also noted that Keller & Company has issued an opinion dated April 5, 2002, stating that the Subscription Rights will have no ascertainable fair market value. In addition, no cash or property will be given to eligible subscribers in lieu of non-transferable Subscription Rights or to eligible subscribers who fail to exercise such rights.

The Company is filing the Registration Statement on Form S-1 to register its Common Stock under the Securities Act of 1933 pursuant to which it will offer for sale shares of its Common Stock. The Common Stock will be offered for sale in the Subscription Offering pursuant to Subscription Rights which will be nontransferable and will be issued without payment therefor. The recipients will not be entitled to receive cash or other property in lieu of such rights. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, and, if necessary, a Syndicated Community Offering. All shares of Common Stock will be sold at a uniform price based upon an independent valuation. The Registration Statement registers the shares of Common Stock to be sold for cash pursuant to the Plan of Conversion to Eligible Account Holders, the ESOPlan, Supplemental Eligible Account Holders, Other Members and others in the Subscription Offering and the Community Offering and Syndicated Community Offering, if necessary (collectively, the "Conversion Shares").

The Conversion will be effected only upon completion of the sale of all shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion. The Company has no plan or intention to dispose of any shares of the capital stock of the Bank, to cause the Bank to be merged with any other corporation, or to liquidate the Bank.

The Conversion will not affect the business of the Bank. Loans from the Bank will remain unchanged and retain their same characteristics after the Conversion. There is no plan or intention for the Bank to sell or otherwise dispose of any of its assets following the Conversion, except for dispositions in the ordinary course of business.

Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to voting and liquidation rights) as the deposit account in the Bank immediately prior to the Conversion. In addition, at the time of the Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in the final prospectus utilized in the Conversion. The liquidation account will be maintained for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank after the Conversion.

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Each such account holder will, with respect to each deposit account, have an inchoate interest in a portion of the liquidation account which is the account holder's subaccount balance. An account holder's subaccount balance in the liquidation account will be determined at the time of the Conversion and can never increase thereafter. It will, however, be decreased to reflect subsequent withdrawals that reduce, as of annual closing dates, the amount in each depositor's account below the amount in the account as of the specified record date. In the event of a complete liquidation of the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

REPRESENTATIONS
---------------

In addition to the FACTS set forth above, KPMG is relying on representations set forth in the Federal Opinion. These representations, as we understand them, are set forth below. In addition, we believe that in order to rely upon certain conclusions in the Federal Opinion, additional representations must be made. These additional representations are set forth below. KPMG has not independently verified, and will not independently verify, the completeness or accuracy of any of the representations below. It is understood and agreed that KPMG is relying on the representations below in rendering the opinions contained in this letter.

Representations as we understand them from the Federal Opinion

1. The Company and the Bank each have no plan or intention to redeem or otherwise acquire any of the Company's common stock issued in the proposed transaction.

2. Immediately following the consummation of the proposed transaction, the Bank will possess the same assets and liabilities as the Bank held immediately prior to the proposed transaction, plus a portion of the proceeds from the sale of the Company's common stock. Following the Conversion, the Bank will continue to engage in its business in substantially the same manner as engaged in prior to the Conversion, and the Bank has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

3. The Bank is not under any jurisdiction of a court in a bankruptcy, receivership or similar proceeding.

4. The Company has no plan or intention to sell or otherwise dispose of the stock of the Bank received by it in the proposed transaction.

5. Any compensation to be paid to depositors or employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

6. No shares of the Company's common stock will be issued to or purchased by depositor-employees at a discount or as compensation in the proposed transaction.

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7.  No cash or property will be given to Eligible Account Holders or
Supplemental eligible account holders in lieu of (a) non-transferable subscription rights, or (b) an interest in the liquidation account of the Bank.

8. At the time of the proposed transaction, the fair market value of the assets of the Bank on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject.

9. The Bank's depositors will pay the expenses of the Conversion solely attributable to them, if any. The Company and the Bank will each pay its own expenses of the transaction and will not pay any expenses solely attributable to the depositors or to the Company's stockholders.

10. No Eligible Account Holders or Supplemental Eligible Account Holders of qualifying deposits will be excluded from participation in the liquidation account.

11. The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Bank to be constructively received under the Plan of Conversion will in each instance be equal to the fair market value of the withdrawable deposit accounts of the Bank rendered in exchange therefor. All proprietary rights in the Bank form an integral part of the withdrawable Bank accounts being surrendered in the exchange.

12. For Federal tax purposes, the Bank utilizes the specific charge-off method for calculating its deductions for bad debts and, following the Conversion, the Bank will continue to utilize the specific charge-off method.

Additional Representations not set forth in the Federal Opinion

13. The aggregate fair market value of the Qualifying Deposits (as that term is defined in section 2.35 of the Plan of Conversion) held by Eligible Account Holders (as that term is defined in section 2.15 of the Plan of Conversion) and Supplemental Eligible Account Holders (as that term is defined in section 2.40 of the Plan of Conversion) as of the close of the Eligibility Record Date (as that term is defined in section 2.16 of the Plan of Conversion) equaled or exceeded 99 percent of the aggregate fair market value of all Deposit Accounts (as that term is defined in section 2.12 of the Plan of Conversion) in the Bank, in its mutual form, as of the close of business on the Eligibility Record Date.

14. The exercise price of the Subscription Rights received by the Eligible Account Holders (as that term is defined in section 2.15 of the Plan of Conversion) and Supplemental Eligible Account Holders (as that term is defined in section 2.40 of the Plan of Conversion) to purchase Company stock will be equal to the fair market value of the stock of the Company at the time of the completion of the Conversion as determined by the independent appraisal of Keller & Company.

15. The proprietary interest of the Eligible Account Holders (as that term is defined in section 2.15 of the Plan of Conversion) and Supplemental Eligible Account Holders (as

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that term is defined in section 2.40 of the Plan of Conversion) in the Bank, in its mutual form, arise solely from the fact that they hold Deposit Accounts (as that term is defined in section 2.12 of the Plan of Conversion) in Bank, in its mutual form.

16. To the best of the Bank's knowledge, there is no current plan or intention for Company to liquidate or merge Bank, in its stock form, with another corporation following consummation of the Conversion.

SCOPE OF OPINION
----------------

The opinions contained in this letter are based on the facts, aumptions and representations stated herein. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state, or local law.

In various sections of this letter, for ease of understanding and as a stylistic matter, we may use language (such as "will") which might suggest that we reached a conclusion on an issue at a standard different from "more likely than not." Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed a "more likely than not" standard.

Prior to the issuance of this letter, a draft of this letter was circulated among the Bank and Special Legal Counsel for their comments, review and approval. This opinion reflects the comments, review and approval of the Bank and Special Legal Counsel.

Our views as to the Nebraska, Iowa and Kansas (the "States") tax consequences rely upon the Federal Opinion, which we understand to conclude as follows: (1) the Conversion will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, as amended ("the Code"), and no gain or loss will be recognized to the Bank as a result of such conversion; (2) the liquidation account interests that are a component of the Bank (in its stock form) deposit accounts constitutes sufficient proprietary interest for purposes of the continuity of interest requirement of Treas. Reg. (S)1.368-1(e); (3) no gain or loss will be recognized by the Company on the receipt of money in exchange for shares of Company common stock issued pursuant to the Conversion (section 1032(a) of the Code); (4) no gain or loss will be recognized by the Bank, in its stock form, on the receipt of money from the Company in exchange for capital stock of Bank (section 1032(a) of the Code); and (5) in substance, gain or loss, if any, will be realized by the Eligible Account Holders (as that term is defined in Section 2.15 of the Plan of Conversion of TierOne Bank ("Plan of Conversion") and

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Supplemental Eligible Account Holders (as that term is defined in section 2.40 of the Plan of Conversion (collectively with the Eligible Account Holders, the "Account Holders") upon the constructive issuance to them of deposit accounts in Bank, in its stock form, and interest in liquidation accounts in Bank, in its stock form, and on the distribution to them of the nontransferable subscription rights to purchase common stock of the Company. Any such gain will be recognized by the Account Holders, but only in an amount not in excess of the fair market value of the subscription rights received; (6) the tax basis of the deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (7) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the Liquidation Account will be zero; (8) the tax basis to the stockholders of the Company Common Stock purchased in the Conversion will be the amount paid therefore; (9) the holding period for shares of Common Stock will begin on the date of exercise of the Subscription Right and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering; and (10) the establishment of the Foundation by the Bank and the subsequent contribution of shares of Common Stock to the Foundation by the Company will not affect any of the foregoing opinions.

Our opinions in this letter are limited to those specifically set forth under the heading OPINION. KPMG expresses no opinion with respect to any other federal, state, or foreign tax or legal aspect of the transaction described herein. No inference should be drawn on any other matter. Specifically, while KPMG relies upon the Federal Opinion as described above, no opinion is expressed as to whether the Subscription Rights constitute valuable property. In addition, this Opinion does not address the tax consequences of the contribution of Company Common Stock to the Foundation.

1.

OPINIONS
--------

Based on the facts, assumptions and representations set forth in the Federal Opinion and restated herein as we understand them to be, and subject to any conditions or limitations herein, including the Scope of the Opinion, above, it
                                                --------------------
is our opinion that the Iowa, Kansas, and Nebraska tax consequences described below more likely than not should prevail (i.e., there is a greater than 50 percent likelihood that those consequences should prevail) if challenged. The following opinions, although similar to the conclusions set forth in the Federal Opinion, are specific to the tax consequences of the Conversion under state tax law, and are thus independent and separate from the conclusions set forth in the Federal Opinion

     1. In Nebraska, Iowa and Kansas, the Bank should be considered a financial institution for corporate income and franchise tax purposes. In Nebraska, Iowa and Kansas, the Company is not within the definition of financial institution for corporate income and franchise tax purposes.

     2. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then the Conversion should be treated as a

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          reorganization and Bank should not recognize any gain or loss for Iowa and Kansas corporate income and franchise tax purposes. In addition, because the Nebraska financial institution tax base is determined by the entity's average deposits, then the reorganization pursuant to
          Section 368(a)(1)(F) of the Code should have neither a positive nor negative effect on the Bank's Nebraska franchise tax liability.

     3. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized by the Company on its receipt of money in exchange for shares of Company common stock pursuant to the Conversion.

     4. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized by the Bank on its receipt of money from the Company in exchange for shares of capital stock of the Bank pursuant to the Conversion.

     5. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then gain or loss, if any, should be realized by the Account Holders upon the constructive issuance to them of deposit accounts in Bank (in its stock form) and interests in the liquidation accounts of Bank (in its stock form) and on the distribution to them of the nontransferable subscription rights to purchase Company common stock. Any such gain should be recognized by the Account Holders, but only in an amount not in excess of the fair market value of the subscription rights received.


Law and Analysis
----------------

Nebraska
--------

Issue #1
--------

The first issue is whether the Bank and Company are financial institutions for Nebraska corporate income and franchise tax purposes. Neb. Rev. Stat. 77-2734.04; Neb Rev. Stat. Sec. 77-3801(4); Neb. Admin. Code Sec. 24-001. The
term "financial institution" includes the following:

(a)

..    bank;
..    building and loan association;
..    cooperative credit association;
..    credit union;

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..   industrial loan and investment company;
..   savings and loan association, or
..   savings bank

chartered or qualified to do business in Nebraska, or any subsidiary of such financial institution;

OR

(b)

..  any bank, bank holding company or subsidiary of a bank holding company as defined in 12 U.S.C. 1841,
.. affiliate of a bank holding company as defined in 12 U.S.C. 221a, .. building and loan association,
..  cooperative credit association,
..  credit union,
.. industrial loan and investment company, .. savings and loan association, or .. savings bank which is not chartered to do business in Nebraska but maintains a permanent place of business in the state and actively solicits deposits from Nebraska residents for an affiliate, regardless of whether the affiliate maintains an office in Nebraska, in which event the deposits of the affiliate shall be deemed deposits of such institution. Neb. Rev. Stat. Sec. 77-3801 (4).

The Bank is a financial institution because it is a federally chartered mutual savings bank converting to a federally chartered stock bank that is chartered or qualified to do business in Nebraska. Neb. Rev. Stat. Sec. 77-3801(4)(a).

The Company is not a financial institution, since it does not fall within any of the definitions in Neb. Rev. Stat. Sec. 77-3801(4). Since the Company will be chartered to do business in Nebraska, the Company would not fall under the scope of Neb Stat 77-3801(4)(b) (where holding companies that are not chartered to do business in Nebraska, but maintain a permanent place of business in Nebraska are listed as financial institutions). Therefore, even though the Company is a holding company of a financial institution, the Company will be subject to Nebraska's general corporate income tax rather than Nebraska' franchise tax.

Issue #2
--------

The second issue is whether Nebraska follows the federal treatment of the Conversion as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code for corporate income and franchise tax purposes.

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Franchise Tax

Financial institutions must pay a franchise tax rather than a corporate income tax. Neb. Rev. Stat. 77-3802. Franchise tax is measured by the institution's average deposits. Neb. Rev. Stat. Sec. 77-3802(1). Net income for franchise tax purposes is used only to limit the amounts of franchise tax imposed. Neb. Rev. Code Sec. 77-3804. The limit is based on book net income rather than taxable income of the financial institution. Neb. Rev. Stat. 77-3801(5). Since the tax base is based on deposits rather than federal taxable income, there are no Nebraska adjustments such as with the corporate income tax. Therefore, because the Nebraska financial institution tax base is determined by the entity's average deposits, then the tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, should have neither a positive nor negative effect on the Bank's Nebraska franchise tax liability.

Corporate Income Tax

Nebraska uses federal taxable income as the starting point for the computation of its tax base for corporate income tax purposes. Neb. Rev. Stat. Sec. 77-2714. Federal taxable income is the income that a taxpayer reports on its federal income tax return filed with the IRS. Neb. Rev. Stat. 77-2734.04(6). Nebraska taxes corporate taxpayers on their federal taxable income after certain adjustments have been made to that income. Neb. Rev. Stat. Sec. 77-2734.04(11). The adjustments are enumerated in Neb. Rev. Stat. Sec. 77-2716. There are no Nebraska provisions that modify federal taxable income due to a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Bank, since Nebraska follows the federal tax-free treatment of reorganizations pursuant to Section 368(a)(1)(F) of the Code by incorporating the federal provisions by reference in its statutes.

Issues #3 and #4
----------------

Likewise, since Nebraska follows the federal tax treatment under section 1032(a) of the Code, assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for Nebraska tax purposes by the Company on its receipt of money in exchange for shares of Company common stock pursuant to the Conversion. Similarly, and for the same reasons, no gain or loss should be recognized for Nebraska tax purposes by the Bank on its receipt of money from the Company in exchange for shares of capital stock of the Bank pursuant to the Conversion.



Issue #5
--------

The fifth and final issue is whether Nebraska follows the federal treatment of the Account Holders' with respect to their constructive receipt of deposit accounts in the Bank (in its

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stock form) and interests in the liquidation account in the Bank (in its stock form) in exchange for their deposit accounts in the Bank in its mutual form and with respect to the distribution of the nontransferable subscription rights to purchase stock of the Company pursuant to the Conversion.

Nebraska uses the individual's federal adjusted gross income, subject to modifications as its starting point for calculating Nebraska personal income tax. Neb. Rev. Stat. Sec. 77-2701.01; Neb Rev. Stat. Sec. 77-2715(1). Like the corporate income tax, there are no provisions that modify an individual's tax treatment when such individual is treated as receiving stock of a corporation that is a party to a reorganization under section 368(b) of the Code (such as Bank) in an exchange pursuant to section 354 of the Code or when such individual exchanges property for other property in an exchange pursuant to section 1001 of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, gain or loss, if any, should be realized by the Account Holders upon the constructive issuance to them of deposit accounts in Bank (in its stock form) and interests in the liquidation accounts of Bank (in its stock form) and on the distribution to them of the nontransferable subscription rights to purchase Company common stock. Any such gain should be recognized by the Account Holders, but only in an amount not in excess of the fair market value of the subscription rights received.

Iowa
----

Issue #1
--------

The first issue is whether the Bank and the Company are financial institutions for Iowa corporate income and franchise tax purposes. Under tax Iowa law, financial institutions include:

..        Iowa chartered banks,

..        state banks chartered under the laws of other states,

..        nationally chartered banks, trust companies,

..        federally chartered savings and loan associations,

..        non-Iowa chartered savings banks,

..        financial institutions chartered by the federal home loan bank,

..        non-Iowa chartered savings and loan associations,

..        Iowa chartered savings and loan associations, or production credit
         associations.   Iowa Code Sec. 422.61; Rule 701--57.1(2)(422).

The Bank is a financial institution since it is a federally chartered mutual savings bank converting to a federally chartered stock bank, which is one of the categories enumerated by the statute.

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The Company is not a financial institution because it does not fall within the
Iowa definition of financial institution.

Issue #2
--------

The second issue is whether Iowa follows the federal treatment of the Conversion as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code for corporate income and franchise tax purposes.

Franchise Tax

Financial institutions must pay a franchise tax measured by net income. Iowa Code Sec. 422.34; Iowa Code Sec. 422.60. Net income is defined as income computed in accordance with Iowa Code Sec. 422.35, which uses federal taxable income as its starting point for computing the tax base, with several adjustments. Iowa Code Sec. 422.61(3). There are no provisions that modify the tax-free treatment for reorganizations, including transactions pursuant to
Section 368(a)(1)(F) of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Bank in Iowa.

Corporate Income Tax

Iowa uses federal taxable income after the dividend deduction but before the net operating loss deduction as a starting point for the computation of corporate income tax. Iowa Code Sec. 422.35. Specifically, it uses the Code as amended up to January 1, 2000. Iowa Code Sec. 422.3(4). There are no provisions that modify the federal treatment of transaction pursuant to Section 368(a)(1)(F) of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Company for Iowa corporate income tax purposes.

Issues #3 and #4
----------------

Likewise, since Iowa follows the federal tax treatment under section 1032(a) of the Code, assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for Iowa tax purposes by the Company on its receipt of money in exchange for shares of Company common stock pursuant to the Conversion. Similarly, and for the same reasons, no gain or loss should be recognized for Iowa tax purposes by the Bank on its receipt of money from the Company in exchange for shares of capital stock of the Bank pursuant to the Conversion.

Issue #5
--------

The fifth and final issue is whether Iowa follows the federal treatment of the Account Holders' with respect to their constructive receipt of deposit accounts in the Bank (in its stock form) and interests in the liquidation account in the Bank (in its stock form) in

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exchange for their deposit accounts in the Bank in its mutual form and with respect to the distribution of the nontransferable subscription rights to purchase stock of the Company pursuant to the Conversion.

Iowa imposes tax on the taxable income of all individuals. Iowa Code Sec. 422.5(1). Iowa uses the individual's federal adjusted gross income before the net operating loss deduction subject to certain adjustments in order to determine Iowa taxable income. Iowa Code Sec. 422.7. Like the corporate income tax, there are no provisions that modify an individual's tax treatment when such individual is treated as receiving stock of a corporation that is a party to a reorganization under section 368(b) of the Code (such as Bank) in an exchange pursuant to section 354 of the Code or when such individual exchanges property for other property in an exchange pursuant to section 1001 of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, gain or loss, if any, should be realized by the Account Holders upon the constructive issuance to them of deposit accounts in Bank (in its stock form) and interests in the liquidation accounts of Bank (in its stock form) and on the distribution to them of the nontransferable subscription rights to purchase Company common stock. Any such gain should be recognized by the Account Holders, but only in an amount not in excess of the fair market value of the subscription rights received.


Kansas
------

Issue #1
--------

The first issue is whether the Bank and the Company are financial institutions for Kansas corporate income or franchise tax purposes. Financial institutions include: banks, trust companies, savings and loan associations and credit unions. Kan. Stat. Ann. 79-32, 113(c). As of July 1, 1996, federally chartered savings banks are included in the definition of financial institution. Kan. Stat. Ann. 79-1106.

The Bank is a financial institution because it is a federally chartered mutual savings bank converting to a federally chartered stock bank, which is one of the categories enumerated by the statute.

The Company is not a financial institution because the Kansas definition of financial institution only includes operating banks, not bank holding companies.

Issue #2
--------

The second issue is whether Kansas follows the federal treatment of the Conversion as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code for corporate income and franchise tax purposes.

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Page 14

Privilege Tax

Financial institutions are subject to a privilege tax measured by prior year net income. Kan. Stat. Ann. Secs. 79-1106, 1107, 1108. As with corporate taxpayers, financial institutions compute their net income using federal taxable income as a starting point. Kan. Stat. Ann. Sec. 79-32, 138(a). The federal taxable income is subject to the same modifications that are required of corporations within Kansas' corporate income tax rules. Kan. Stat. Ann. Sec. 79-1109. There are no provisions that modify the tax-free treatment for reorganizations, including
Section 368(a)(1)(F) reorganizations.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Bank for Kansas privilege tax purposes.

Corporate Income Tax

Kansas uses federal taxable income as computed for federal tax purposes as its starting point in computing Kansas corporate net income. Kan. Stat. Ann. Sec. 79-32, 138(a). Kansas requires that certain modifications be made when arriving at net income for Kansas tax purposes. However, there are no modifications that modify the tax-free treatment of reorganizations, including reorganizations pursuant to Section 368(a)(1)(F) of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Company for Kansas corporate income tax purposes.

Issues #3 and #4
----------------

Likewise, since Kansas follows the federal tax treatment under section 1032(a) of the Code, assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for Kansas tax purposes by the Company on its receipt of money in exchange for shares of Company common stock pursuant to the Conversion. Similarly, and for the same reasons, no gain or loss should be recognized for Kansas tax purposes by the Bank on its receipt of money from the Company in exchange for shares of capital stock of the Bank pursuant to the Conversion.

Issue #5
--------

The fifth and final issue is whether Kansas follows the federal treatment of the Account Holders with respect to their constructive receipt of deposit accounts in the Bank (in its stock form) and interests in the liquidation account in the Bank (in its stock form) in exchange for their deposit accounts in the Bank in its mutual form and with respect to the distribution of the nontransferable subscription rights to purchase stock of the Company pursuant to the Conversion.

Kansas uses federal adjusted gross income as its starting point when calculating personal income tax. Kan. Stat. Ann. 79-32, 117(a). Like the franchise tax, there are no provisions that modify an individual's tax treatment when such individual is treated as

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Page 15

receiving stock of a corporation that is a party to a reorganization under section 368(b) of the Code (such as Bank) in an exchange pursuant to section 354 of the Code or when such individual exchanges property for other property in an exchange pursuant to section 1001 of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, gain or loss, if any, should be realized by the Account Holders upon the constructive issuance to them of deposit accounts in Bank (in its stock form) and interests in the liquidation accounts of Bank (in its stock form) and on the distribution to them of the nontransferable subscription rights to purchase Company common stock. Any such gain should be recognized by the Account Holders, but only in an amount not in excess of the fair market value of the subscription rights received.

                                      * * *

As noted above, in connection with the transactions described herein the Bank has engaged Special Legal Counsel. In this regard, Bank has requested a tax opinion from Special Legal Counsel as to the Federal income tax consequences of these transactions. Bank has specifically not engaged KPMG to render any opinion regarding any tax consequence of these transactions except those that relate to Nebraska, Iowa and Kansas state income/franchise or privilege tax consequences and Bank has instructed KPMG that for purposes of rendering its opinion regarding Nebraska, Iowa and Kansas state income/franchise or privilege tax consequences, it should rely solely on the Federal Opinion for any matter related to federal taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to Nebraska, Iowa and Kansas state income/franchise or privilege tax and those are made in reliance on the Federal Opinion.

Our advice in this document is limited to the conclusions specifically set forth herein and is based on the completeness and accuracy of the above-stated facts, assumptions and representations. If any of the foregoing facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our advice, we are relying upon the Federal Opinion, state and local tax statutes, the regulations thereunder, and the judicial and administrative interpretations thereof. These authorities are subject to change, retroactively and/or prospectively, and any such changes could affect the validity of our conclusions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof.

CONSENT
-------

We consent to the inclusion of this opinion as an exhibit in the Office of Thrift Supervision ("OTS") Application H-(e)3 as part of the application process to the OTS and the S-1 filing with the Securities and Exchange Commission.


KPMG LLP


/s/ KPMG LLP